Exhibit 99.1

OptimizeRx Announces New Partnership with Health IT Pioneer lllumiCare

Partnership to open lines of communication between pharma, providers and patients, supporting financial, clinical and drug education

ROCHESTER, Mich., (January 29, 2019) — OptimizeRx Corp. (NASDAQ: OPRX), a leading provider of digital health messaging for the pharmaceutical industry, announced a new partnership with IllumiCare, a pioneer in point-of-care healthcare information technology that saves hospitals millions annually. IllumiCare's Smart Ribbon® platform will feature a new app from OptimizeRx, the RxSavings App, to present drug savings opportunities—such as co-pay offers and vouchers—that providers and the clinical care team can distribute to the patient directly at the point-of-care.

“At OptimizeRx, our singular focus is to improve the lines of communication between pharma, providers and patients,” said Miriam Paramore, president of OptimizeRx. “By bringing these stakeholders together, we can create a seamless continuum that impacts the healthcare industry greatly. Our partnership with IllumiCare is an example of our long-standing commitment to bringing financial conversations to the forefront, which not only helps affordability and adherence but improves overall outcomes as well.”

According to a recent report from three major hospital and pharmacist groups, rising drug prices and drug shortages have impacted hospital budgets, with spending increasing nearly 20 percent in three years. One such consequence of higher drug prices is forcing hospital staff to spend time searching for substitute treatments, which can delay patient procedures and other services. The report noted that alternatives are often also more expensive than usual care.

“Our collaboration with OptimizeRx will enable providers to be better stewards of healthcare spending,” said G.T. LaBorde, CEO of IllumiCare. “Our Smart Ribbon technology, accessible within the provider’s workflow in the electronic health record (EHR), will give providers easy access to render coupons, savings opportunities or alternate drug choices to best support the patient.”

The RxSavings App launch is set for Q2 of 2019. IllumiCare is EHR-agnostic and has integrations with Epic, Cerner, Allscripts, Meditech and others. Known for providing cost and risk data to physicians directly at the point-of-care, the Smart Ribbon is customizable to every hospital’s needs. It displays a variety of apps based on context and user that illuminate opportunities to reduce overutilization and enable providers to be better stewards of hospital and patient resources. The technology is live across more than 120 hospitals in the United States.

For more information on the partnership, visit www.optimizerx.com or www.illumicare.com.

About IllumiCare

Founded in 2014 in Birmingham, Ala. by a visionary physician and team of hospital IT experts, IllumiCare is dedicated to helping clinicians become better stewards of system and patient resources. Its Smart Ribbon® platform brings clinicians critical, patient-specific data in a focused view for expedited clinical decision making at the point of care, without disrupting clinical workflow. Hospitals around the country are seeing the benefits of decreasing harmful overutilization: Immediately after go-live, providers drop their spend per admission by $170. To learn more, visit www.illumicare.com.

About OptimizeRx
OptimizeRx® (NASDAQ: OPRX) is one of the nation’s leading providers of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, prior authorization, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half of the ambulatory patient market with access to these benefits within their workflow at the point-of-care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
Certain information contained in this press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements related to the proposed public offering, the filing of the registration statement and potential market opportunity for our product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties as a result of various important factors, including the uncertainties related to market conditions, our ability to satisfy the closing conditions of the offering, the timing or occurrence of the closing, and the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to our prospectus supplement filed with the Securities and Exchange Commission (SEC) on December 17, 2018 under the heading “Risk Factors” and those documents incorporated by reference therein, which includes our Annual Report on Form 10-K filed with the SEC on March 8, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Nicole Brooks, Innsena Communications

(Tel) 860-800-2344

nicolebrooks@innsena.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team